Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Cyngn Inc. on Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (File No. 333-264887) of our report dated March 24, 2022, with respect to our audits of the consolidated financial statements of Cyngn Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of Cyngn Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

San Jose, CA

January 9, 2023